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[LOGO] Peat Marwick LLP

       One Mellon Bank Center   Telephone 412 391 9710     Telefax 412 381 8863
       Pittsburgh, PA 15219     Telex 7106642799 PMM & CO PGH


                     CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fed One Bancorp, Inc.:

We consent to incorporation by reference in registration statements (Nos. 333-04158 and 33-89570) on Form S-8 of Fed One Bancorp, Inc. of our report dated February 5, 1997, relating to the consolidated statement of financial condition of Fed One Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Fed One Bancorp, Inc.

                                        KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania
March 26, 1997